FOR IMMEDIATE RELEASE
October 27, 2011

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES THIRD QUARTER 2011 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“Bank”) today released its unaudited financial highlights as of and for the quarter ended September 30, 2011.

“In the current economic environment, our members expect stability, reliability and consistency,” said Alfred A. DelliBovi, president and CEO of the Federal Home Loan Bank of New York. “And as our solid results in the third quarter of 2011 reflect, that is what we at the Federal Home Loan Bank of New York provide to our members every day.”

Highlights from the third quarter of 2011 include:

•	Net income for the quarter was $35.7 million, and return on average equity (“ROE”) was 2.72 percent. These figures compare to net income of $53.3 million and ROE of 4.35 percent for the second quarter of 2011.

•	As of September 30, 2011, total assets were $97.3 billion, a decrease of $2.9 billion, or 2.9 percent, from total assets of $100.2 billion as of December 31, 2010. The decrease in total assets from the end of 2010 was primarily a result of a decline in advances of $7.4 billion, or 9.1 percent, from $81.2 billion as of December 31, 2010, to $73.8 billion as of September 30, 2011. This decline in member demand for advances was driven by economic factors such as continued growth in members’ deposit bases and the availability of other liquidity options.

•	As of September 30, 2011, total capital was $5.09 billion, a decrease of $49 million, or 1.0 percent, from $5.14 billion as of December 31, 2010. The lower capital level was largely due to the increase in the deferred losses in Accumulated Other Comprehensive Income (Loss) from hedging activities. In addition, the Bank’s unrestricted retained earnings decreased by $11.6 million to $700.5 million as of September 30, 2011. At September 30, 2011, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

The Bank currently expects to submit its Form 10-Q for the third quarter of 2011 to the U.S. Securities and Exchange Commission on or before November 11, 2011.

Federal Home Loan Bank of New York
The FHLBNY is a Congressionally-chartered wholesale bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLBNY currently serves financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the FHLBNY is to support the efforts of local members to make home mortgages to families of all income levels and provide credit to spur community growth.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.